November 23, 2021	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS OCTOBER 2021 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for October 2021, in an effort to provide timely information to investors about general trends in our major business segments. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Record client assets under administration of $1.23 trillion increased 33% over October 2020 and 4% over September 2021. Record financial assets under management of $199.3 billion increased 32% over October 2020 and 4% over September 2021. The increase of client assets was driven by equity market appreciation and the net addition of financial advisors in the Private Client Group.

“Financial advisor recruiting activity is robust across our multiple affiliation options,” said Chairman and CEO Paul Reilly. “Additionally, investment banking pipelines remain strong.”

Record net loans at Raymond James Bank of $25.4 billion increased 18% over October 2020 and 2% over September 2021.

Record clients’ domestic cash sweep balances of $66.8 billion increased 17% over October 2020 and were flat compared to September 2021.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,500 financial advisors. Total client assets are $1.23 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Raymond James Financial, Inc. Selected Key Metrics

$ in billions	As of			% change from
	October 31, 2021	October 31, 2020	September 30, 2021	October 31, 2020	September 30, 2021
Client assets under administration	$1,230.4	$922.6	$1,178.7	33%	4%
Private Client Group assets under administration	$1,173.8	$874.7	$1,115.4	34%	5%
Private Client Group assets in fee-based accounts	$658.5	$471.1	$627.1	40%	5%
Financial assets under management	$199.3	$151.0	$191.9	32%	4%

Raymond James Bank loans, net	$25.4	$21.6	$25.0	18%	2%

Clients’ domestic cash sweep balances	$66.8	$57.0	$66.7	17%	—%